As filed with the Securities and Exchange Commission on December 28, 2023.
Registration No. 333- __
_________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OFG BANCORP
(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	66-0538893
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
Oriental Center
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(Address of Principal Executive Offices)

OFG BANCORP
2007 OMNIBUS PERFORMANCE INCENTIVE PLAN
(Full Title of the Plan)

Hugh González
General Counsel
Oriental Center
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 771-6800
(Name, Address and Telephone Number, including Area Code of Agent for Service)

Copies to:
Iván G. Marrero
Pietrantoni Mendez & Alvarez LLC
Popular Center, 19th Floor
208 Ponce de Leon Avenue
San Juan, Puerto Rico 00918
(787) 773-6001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,”
and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer [ X ] Accelerated filer [ ]
Non-accelerated filer [ ] Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement on Form S-8 is filed by OFG Bancorp (the “Company”) for the purpose of registering 974,384 additional shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), that may be issued in connection with the Company’s 2007 Omnibus Performance Incentive Plan, as amended and restated (the “Plan”). On March 16, 2023, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement that included a proposal to replenish and increase the total number of shares of Common Stock reserved for issuance under the Plan by 974,384 shares to 1,500,000. The proposal was approved by the Company’s shareholders at their annual meeting on April 26, 2023. In accordance with Instruction E of the General Instructions to Form S-8, the registration statements on Form S-8 previously filed by the Company with the SEC relating to the Plan (File Nos. 333-147727, 333-170064, 333-191603 and 333-262655) (collectively, the “Prior Registration Statements”) are incorporated herein by reference, including all periodic reports of the Company that were filed subsequent to the Prior Registration Statements and which are incorporated therein by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

Exhibit No.	Description
4.1	OFG Bancorp 2007 Omnibus Performance Incentive Plan, as amended and restated (incorporated herein by reference to Appendix A of the Company’s definitive proxy statement filed on March 16, 2023).
4.2	Composite Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s annual report on Form 10-K filed on February 26, 2021).
4.3	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company’s annual report on Form 8-K filed on January 31, 2023).
4.4	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.4 of the Company’s registration statement on Form S-8 filed on October 7, 2013).
5.0*	Opinion of Pietrantoni Mendez & Alvarez LLC regarding legality.
23.1*	Consent of Pietrantoni Mendez & Alvarez LLC (included in the opinion of counsel filed as Exhibit 5.0).
23.2*	Consent of KPMG LLP.
24*	Power of attorney (included on page 3 hereof).
107*	Filing fee table
* Filed herewith.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the municipality of San Juan, Commonwealth of Puerto Rico, on the 28th day of December, 2023.

OFG BANCORP

By: /s/ José Rafael Fernández
José Rafael Fernández
President, Chief Executive Officer and
Vice Chairman of the Board
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints José Rafael Fernández, Maritza Arizmendi, and Hugh González, each acting singly, his true and lawful attorneys‑in‑fact and agents, each with full power of substitution and re‑substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post‑effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(a) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys‑in‑fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURES	TITLES	DATE
/s/ Julian S. Inclán Julian S. Inclán	Chairperson of the Board	December 28, 2023
/s/ José Rafael Fernández José Rafael Fernández	President, Chief Executive Officer and Vice Chairman of the Board (Principal Executive Officer)	December 28, 2023
/s/ Jorge Colón-Gerena Jorge Colón-Gerena	Director	December 28, 2023
/s/ Néstor de Jesús Néstor de Jesús	Director	December 28, 2023
/s/ Annette Franqui Annette Franqui	Director	December 28, 2023
/s/ Susan Harnett Susan Harnett	Director	December 28, 2023
/s/ Angel Vázquez Angel Vázquez	Director	December 28, 2023
/s/ Rafael Vélez Rafael Vélez	Director	December 28, 2023
/s/ Maritza Arizmendi Maritza Arizmendi	Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2023

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